Exhibit 5.1

Dechert LLP

30 Rockefeller Plaza

New York, NY 10012

June 14, 2005

Edgen Corporation

Edgen Louisiana Corporation

Edgen Alloy Products Group, L.L.C.

Edgen Carbon Products Group, L.L.C.

18444 Highland Road

Baton Rouge, LA 70809

Re:	Registration Statement on Form S-4
Registration No. 333-124543

Ladies and Gentlemen:

We have acted as special counsel to Edgen Corporation, a Nevada corporation (the “Company”), and Edgen Louisiana Corporation, a Louisiana corporation, Edgen Alloy Products Group, L.L.C., a Louisiana limited liability company, and Edgen Carbon Products Group, L.L.C., a Louisiana limited liability company (each a “Guarantor” and collectively, the “Guarantors”) in connection with the preparation and filing of the Registration Statement on Form S-4 (Registration No. 333-124543), originally filed by the Company and the Guarantors on May 2, 2005 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as amended by Amendment No. 1 filed with the Commission on the date hereof (the “Registration Statement”).  Upon the effectiveness of and pursuant to the Registration Statement, the Company and the Guarantors propose to offer to exchange up to $105,000,000 aggregate principal amount of the Company’s 9-7/8% Senior Secured Notes due 2011 (the “Exchange Notes”) and the Guarantors’ guarantees thereof (the “Exchange Guarantees”) for an equal aggregate principal amount of the Company’s outstanding unregistered 9-7/8% Senior Secured Notes due 2011 (the “Old Notes”) and the Guarantor’s guarantees thereof (the “Old Guarantees”).  The Exchange Notes and the Exchange Guarantees are to be issued pursuant to the terms of the Indenture, dated as of February 1, 2005, by and between the Company (as successor in interest to Edgen Acquisition Corporation) and The Bank of New York, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”), as supplemented by the Supplemental Indenture, dated as of February 1, 2005, by and among the Company, the Guarantors, the Trustee and the Collateral Agent (as so supplemented, the “Indenture”), which Indenture and Supplemental Indenture are filed as Exhibits 4.1 and 4.2, respectively, to the Registration Statement.

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction of such records, documents, agreements and certificates, and examined such questions of law, as we have considered necessary or appropriate for the purpose of this opinion letter.  In our examination, we have assumed the authenticity of the same, the correctness of the information contained therein, the genuineness of all signatures, the authority of all persons entering and maintaining records or executing documents, agreements and certificates (other than persons executing documents, agreements and certificates on behalf of the Company and the Guarantors), and the conformity to authentic originals of all items submitted to us as copies (whether

Edgen Corporation, et al.
June 14, 2005

certified, conformed, photostatic or by other electronic means) of records, documents, agreements or certificates.  In rendering our opinions, we have relied as to factual matters upon certificates of public officials and certificates and representations of officers of the Company and the Guarantors.

In rendering the opinions expressed below, we have assumed that (a) the Indenture has been duly authorized, executed and delivered by the Trustee and Collateral Agent and constitutes a legal, valid and binding agreement of the Trustee and Collateral Agent, (b) the Registration Statement will have been declared effective by the Commission, (c) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, (d) the Exchange Notes and the Exchange Guarantees have been duly authorized by the Company and the Guarantors, and (e) the Old Notes have been, and the Exchange Notes will have been, duly authenticated and delivered by the Trustee in accordance with the terms of the Indenture.  In addition, we have assumed that there will be no changes in applicable law between the date of this opinion and the date of issuance and delivery of the Exchange Notes and the Exchange Guarantees.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.                    When the Exchange Notes have been duly executed, authenticated, issued and delivered by or on behalf of the Company in exchange for the Old Notes in the manner contemplated by the prospectus included in the Registration Statement, then, the Exchange Notes will constitute valid and binding obligations of the Company, as issuer, enforceable against the Company in accordance with their terms.

2.                    When the Exchange Notes have been duly executed, authenticated, issued and delivered by or on behalf of the Company in exchange for the Old Notes in the manner contemplated by the prospectus included in the Registration Statement, and when the Exchange Guarantees have been duly executed in accordance with the terms of the Indenture, then the Exchange Guarantees will constitute valid and binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

The opinions rendered above are subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally or debtors’ obligations generally, principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

The opinions expressed herein are limited to the federal laws of the United States of America and the laws of the State of New York, and we express no opinion as to the laws of any other jurisdiction.

The opinions expressed herein are rendered to the Company and the Guarantors in connection with the filing of the Registration Statement and for no other purpose.  The opinions expressed herein may not be used or relied on by any other person, and neither this

Edgen Corporation, et al.
June 14, 2005

letter nor any copies thereof may be furnished to a third party, filed with a government agency, quoted, cited or otherwise referred to without our prior written consent, except as noted below.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus contained therein.  In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Dechert LLP